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Exhibit 99.1

Summary Historical and Pro Forma Consolidated Financial Information

        The following table sets forth summary historical consolidated operating, balance sheet and other financial data of Existing GGP prior to the effectiveness of the Plan and its emergence from bankruptcy, as well as summary unaudited pro forma consolidated operating, balance sheet and other financial data of Existing GGP, which gives effect to the pro forma adjustments described below and in "Unaudited Pro Forma Condensed Consolidated Financial Information." At the time of this offering, Existing GGP is our indirect parent company, but upon its emergence from bankruptcy, it will become our indirect subsidiary. Existing GGP will provide a guarantee of the notes offered hereby. The historical operating data for the fiscal years ended December 31, 2009, 2008 and 2007 and the historical balance sheet data as of December 2009 and 2008 have been derived from Existing GGP's audited consolidated financial statements included elsewhere in this prospectus. The historical operating and balance sheet data as of and for the three months ended March 31, 2010 and 2009 have been derived from Existing GGP's unaudited consolidated financial statements included elsewhere in this prospectus, each of which has been prepared on a basis consistent with Existing GGP's audited financial statements. In the opinion of management, the historical unaudited operating and balance sheet data set forth below reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of Existing GGP's financial position and results of operations for those periods. The historical results of operations for any period are not necessarily indicative of the results to be expected for any future period.

        The pro forma operating and balance sheet data have been derived from our unaudited pro forma financial condensed consolidated statements included in this prospectus under "Unaudited Pro Forma Condensed Consolidated Financial Information." The unaudited pro forma condensed consolidated balance sheet data gives effect to the pro forma adjustments described below as if they had occurred on March 31, 2010. The unaudited pro forma condensed consolidated statement of operations data gives effect to the pro forma adjustments described below as if they had occurred on January 1, 2009 and January 1, 2010, respectively, the first day of the respective annual and interim periods presented.

        The summary pro forma consolidated financial data give effect to the following:

  •
  the transfer of certain assets and liabilities of Existing GGP to Spinco and the distribution of Spinco common stock to the Existing GGP stockholders and GGPLP common unitholders, in each case pursuant to the Plan;

  •
  the issuance of the $2.15 billion of notes offered by this prospectus, the exchange of such notes for the common stock of New GGP and the resulting application of proceeds;

  •
  the effectiveness of the Plan, including the satisfaction, payment and/or reinstatement of liabilities subject to compromise of Existing GGP, the consummation of the transactions contemplated by the investment agreements which provide for, among other things, investments by the Plan Sponsors and Texas Teachers of $4.65 billion in the common stock of New GGP, the entry into a new $1.5 billion secured term loan and the exchange of the common stock of Existing GGP for the common stock of New GGP on a one-for-one basis; and

  •
  the estimated adjustments required by the acquisition method of accounting as a result of the structure of the Plan Sponsors' investments.

        The pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have actually been reported had the transactions reflected in the pro forma adjustments occurred on January 1, 2009, on January 1, 2010 or as of March 31, 2010, respectively, nor is it indicative of our future results of operations or financial position. In addition, Existing GGP's historical financial statements will not be comparable to New GGP's financial statements following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for the effects of the application of the acquisition method of accounting.

        The data presented below should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus, "Plan of Reorganization," "Unaudited Pro Forma Condensed Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Historical
						Pro Forma
	Three Months Ended March 31,
			Years Ended December 31,			Three Months Ended March 31, 2010
							Year Ended December 31, 2009
	2010	2009	2009	2008	2007
	(In thousands)
Operating Data:
Revenues:
Minimum rents	$492,758	$499,107	$1,992,046	$2,085,758	$1,933,674	$459,804	$1,872,049
Tenant recoveries	214,251	233,019	883,595	927,332	859,801	209,432	863,953
Overage rents	10,346	10,025	52,306	72,882	89,016	9,886	49,605
Land sales	5,070	8,986	45,997	66,557	145,649	—	—
Management fees and other corporate revenues	18,086	21,858	75,851	96,495	119,941	18,086	75,828
Other	20,726	15,645	86,019	112,501	113,720	19,328	83,686

Total Revenues	761,237	788,640	3,135,814	3,361,525	3,261,801	716,536	2,945,121

Expenses:
Real estate taxes	72,095	71,558	280,895	274,317	246,484	69,323	267,989
Property maintenance costs	35,844	27,358	119,270	114,532	111,490	33,948	113,684
Marketing	7,081	7,576	34,363	43,426	54,664	6,824	33,292
Other property operating costs	127,071	131,699	529,686	557,259	523,341	119,255	496,276
Land sales operations	10,167	10,614	50,807	63,441	116,708	—	—
Provision for doubtful accounts	6,327	10,332	30,331	17,873	5,426	6,226	27,792
Property management and other costs	35,432	43,408	176,876	184,738	198,610	30,995	159,279
General and administrative	7,638	7,525	28,608	39,245	37,005	7,638	28,608
Strategic initiatives	—	38,300	67,341	18,727	—	—	—
Provisions for impairment	11,350	331,093	1,223,810	116,611	130,533	—	—
Litigation (benefit) provision	—	—	—	(57,145)	89,225	—	—
Depreciation and amortization	177,302	204,615	755,161	759,930	670,454	257,969	1,031,874

Total expenses	490,307	884,078	3,297,148	2,132,954	2,183,940	532,178	2,158,794

Operating income (loss)	$270,930	$(95,438)	$(161,334)	$1,228,571	$1,077,861	$184,358	$786,327

Income (loss) from continuing operations	$55,841	$(404,145)	$(1,303,861)	$(36,372)	$347,597	$(63,941)	$(386,739)
Basic and diluted earnings (loss) per share	$0.16	$(1.27)	$(4.11)	$0.02	$1.12

	Historical
									Pro Forma
	Three Months Ended March 31,
			Years Ended December 31,						Three Months Ended March 31, 2010
										Year Ended December 31, 2009
	2010	2009	2009		2008		2007
	(In thousands, except for statistical data)
Other Financial Data:
FFO(1):
Operating Partnership	$248,164	$(165,916)	$(421,384)		$833,086		$1,083,439		$209,553	$753,732
Less: Allocation to Operating Partnership limited common unitholders	(5,581)	4,528	10,052		(136,896)		(190,740)		(5,959)	(5,878)
Existing GGP stockholders	242,583	(161,388)	(411,332)		696,190		892,699		203,594	747,854
NOI(2)	583,844	551,856	2,296,747		2,565,784		2,391,611		558,497	2,312,463
Net debt(3)	23,484,945	24,507,065	23,801,621		24,587,584		24,182,605		17,391,653	18,044,181
EBITDA(4)	639,044	187,293	1,015,193		2,369,895		2,170,517		618,377	2,367,820
Adjusted EBITDA(4)	545,716	558,187	2,207,530		2,455,954		2,299,607		603,111	2,366,528
Capital expenditures	15,308	4,576	52,184		57,133		44,128		14,974	50,562
Number of properties	203	204	203		204		197		183	184
GLA (million square feet)(5)	190	190	190		190		189		178	178
Occupancy(6)	90.5%	90.9%	91.6%		92.5%		93.8%		90.5%	91.3%
Occupancy cost(7)	14.6%	13.8%	14.7%		13.3%		12.5%		14.3%	13.9%
Tenant sales per square foot(8)	$411	$427	$406		$438		$462		$417	$410
Ratio of Net Debt(3) to Adjusted EBITDA(4)	—	—	10.8	x	10.0	x	10.5	x	—	7.6	x

	Historical
	As of March 31,		As of December 31,
					Pro Forma As of March 31, 2010
	2010	2009	2009	2008
	(In thousands)
Balance Sheet data:
Cash and cash equivalents	$573,120	$195,745	$654,396	$168,993	$738,465
Total assets	27,890,634	28,903,412	28,149,774	29,557,330	29,000,758
Mortgages, notes and loans payable	24,058,065	24,702,810	24,456,017	24,756,577	18,130,118
Total liabilities	26,730,468	26,950,452	27,095,602	27,196,998	20,775,872
Total stockholders' equity of Existing GGP	898,700	1,767,261	822,963	1,836,141	7,964,327

(1)
Consistent with real estate industry and investment community preferences, we use FFO as a supplemental measure of our operating performance. For our definition of FFO as well as an important discussion of its uses and inherent limitations, see "Use of Non-GAAP Measures."

The following is a reconciliation of FFO to net income (loss) attributable to common stockholders:

	Historical					Pro Forma
	Three Months Ended March 31,		Years Ended December 31,			Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2009	2008	2007	2010	2009
	(In thousands)
FFO:
General Growth stockholders	$242,583	$(161,388)	$(411,332)	$696,190	$892,699	$203,594	$747,854
Operating Partnership unitholders	5,581	(4,528)	(10,052)	136,896	190,740	5,959	5,878

Operating Partnership	248,164	(165,916)	(421,384)	833,086	1,083,439	209,533	753,732
Depreciation and amortization of capitalized real estate costs	(212,582)	(242,097)	(899,316)	(885,814)	(797,189)	(292,207)	(1,170,749)
Gains (losses) on sales of investment properties(a)	16,120	(55)	921	55,044	42,745	16,120	1,860
Noncontrolling interests in depreciation of Consolidated Properties and other	1,142	874	3,717	3,330	3,199	1,142	3,717
Allocation to noncontrolling interests Operating Partnership unitholders	(1,188)	11,112	31,373	(927)	(58,552)	156	40,289

Net income (loss) attributable to common stockholders	$51,656	$(396,082)	$(1,284,689)	$4,719	$273,642	$(65,236)	$(371,151)

  (a)
  Included in such amounts for the three months ended March 31, 2010 is $15.3 million of gain, which, according to current GAAP guidance, is recognized due to our Brazilian joint venture issuing common stock with an issue price in excess of our carrying value per share of our investment in such venture.
(2)
We also use NOI as a supplemental measure of our operating performance. For our definition of NOI as well as an important discussion of its uses and inherent limitations, see "Use of Non-GAAP Measures."

The following is a reconciliation NOI to operating income (loss):

	Historical					Pro Forma
	Three Months Ended March 31,		Years Ended December 31,			Three Months Ended March 31,	Year Ended December 31,
	2010	2009	2009	2008	2007	2010	2009
	(In thousands)
NOI	$583,844	$551,856	$2,296,747	$2,565,784	$2,391,611	$558,497	$2,312,463
Unconsolidated properties	(103,201)	(99,828)	(401,614)	(423,011)	(446,631)	(99,546)	(392,986)
Management fees and other corporate revenues	18,086	21,858	75,851	96,495	119,941	18,086	75,828
Property management and other costs	(35,432)	(43,408)	(176,876)	(184,738)	(198,610)	(30,995)	(159,279)
General and administrative	(7,638)	(7,525)	(28,608)	(39,245)	(37,005)	(7,638)	(28,608)
Strategic initiatives	—	(38,300)	(67,341)	(18,727)	—	—	—
Litigation benefit (provision)	—	—	—	57,145	(89,225)	—	—
Provisions for impairment	(11,350)	(278,324)	(1,115,119)	(76,265)	(2,933)	—	—
Depreciation and amortization	(177,302)	(204,615)	(755,161)	(759,930)	(670,454)	(257,969)	(1,031,874)
Noncontrolling interests in NOI of consolidated properties and other	3,923	2,848	10,787	11,063	11,167	3,923	10,783

Operating income (loss)	$270,930	$(95,438)	$(161,334)	$1,228,571	$1,077,861	$184,358	$786,327

(3)
Net debt is not a defined term under GAAP. It is defined as total debt less cash and cash equivalents.

(4)
We have presented Adjusted EBITDA because we believe that it is useful to investors. For our definition of Adjusted EBITDA as well as an important discussion of its uses and limitations, see "Use of Non-GAAP Measures."

The following is a reconciliation of EBITDA and Segment Basis Adjusted EBITDA to GAAP net (loss) income attributable to common stockholders:

	Historical					Pro Forma
	Three Months Ended March 31,					Three Months Ended March 31, 2010
			Year Ended December 31,
							Year Ended December 31, 2009
	2010	2009	2009	2008	2007
	(In thousands)
Adjusted EBITDA	$545,716	$558,187	$2,207,530	$2,455,954	$2,299,607	$603,111	$2,366,528
Strategic Initiatives(a)	—	(38,300)	(67,341)	(18,727)	—	—	—
Provisions for impairment(b)	(11,350)	(332,539)	(1,271,529)	(117,000)	(130,765)	—	—
Gain on Brazilian Joint Venture IPO(c)	15,266	—	—	—	—	15,266	—
Debt extinguishment costs	—	—	(578)	(5,376)	1,675	—	(569)
Reorganization items(d)	89,412	—	146,190	—	—	—	—
Discontinued operations (losses) gains on dispositions	—	(55)	921	55,044	—	—	1,860

EBITDA	639,044	187,293	1,015,193	2,369,895	2,170,517	618,377	2,367,819
Depreciation and amortization	(203,504)	(234,092)	(865,611)	(850,896)	(769,268)	(289,047)	(1,158,904)
Amortization of deferred finance costs	(9,269)	(20,556)	(47,396)	(47,964)	(20,574)	(9,125)	(46,512)
Interest income	1,348	1,647	7,656	9,170	25,058	861	5,303
Interest expense	(368,194)	(349,525)	(1,428,831)	(1,439,958)	(1,349,504)	(379,845)	(1,528,410)
(Povision for) benefit from income taxes	(3,522)	11,034	14,164	(21,586)	291,330	(1,673)	(22,342)
Allocation to noncontrolling interests	(4,247)	8,117	20,136	(13,942)	(73,917)	(4,784)	11,895

Net income (loss) attributable to common stockholders	$51,656	$(396,082)	$(1,284,689)	$4,719	$273,642	$(65,236)	$(371,151)

  (a)
  Our strategic initiatives include expenses related to the design and restructuring of our balance sheet to create a sustainable long-term capital structure and the development of a long-term operational strategy.

  (b)
  For a discussion on provisions for impairment, see "Note 2—Summary of Significant Accounting Policies" to the December 31, 2009 consolidated financial statements contained elsewhere in this prospectus.

  (c)
  Our gain on Brazilian joint venture initial public offering refers to a gain recorded related to our investment in Alianse Shopping Centers, S.A. as a result of its initial public offering. See "Note 3—Unconsolidated Real Estate Affiliates" to the condensed March 31, 2010 consolidated financial statements elsewhere in this prospectus.

  (d)
  Reorganization items reflect bankruptcy-related activity, including gains on liabilities subject to compromise, interest income, U.S. Trustee fees, and other restructuring costs, incurred after Existing GGP filed for Chapter 11 protection on April 16, 2009.

(5)
Includes the gross leasable area of freestanding retail locations that are not attached to the primary complex of buildings that comprise a shopping center, and excludes anchor stores.

(6)
Occupancy represents GLOA divided by GLA (mall shop and freestanding space) for spaces less than 30,000 square feet. "GLOA" represents Gross Leasable Occupied Area and is the sum of: (1) tenant occupied space under lease, (2) all leases signed, whether or not the space is occupied by a tenant and (3) tenants no longer occupying the space but still paying rent.

(7)
Occupancy cost represents the sum of rent (minimum, overage and percent of sales in lieu of minimum rent) and recoverable common area costs (including taxes) divided by total comparable tenant reported sales, for in-line retail tenants occupying less than 10,000 square feet.

(8)
Tenant sales per square foot is calculated as the sum of the trailing twelve months comparable sales divided by the trailing twelve months comparable square footage open at least one full year.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information has been developed by applying pro forma adjustments to the historical consolidated financial information of Existing GGP appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated balance sheet gives effect to the transactions described below as if they had occurred on March 31, 2010. The unaudited pro forma condensed consolidated statements of operations give effect to the pro forma adjustments described below as if they had occurred on January 1, 2009. All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial information which should be read in conjunction with such pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated financial information gives effect to the following:

  •
  the transfer of certain assets and liabilities of Existing GGP to Spinco and the distribution of Spinco common stock to the Existing GGP stockholders and GGPLP unitholders, in each case pursuant to the Plan;

  •
  the issuance of the $2.15 billion of notes offered by this prospectus, the exchange of such notes for the common stock of New GGP and the resulting application of proceeds;

  •
  the effectiveness of the Plan, including the satisfaction, payment and/or reinstatement of liabilities subject to compromise of Existing GGP, the consummation of the transactions contemplated by the investment agreements which provide for, among other things, investments by the Plan Sponsors and Texas Teachers of $4.65 billion in the common stock of New GGP, the entry into a new $1.5 billion secured term loan and the exchange of the common stock of Existing GGP for the common stock of New GGP on a one-for-one basis; and

  •
  the estimated adjustments required by the acquisition method of accounting as a result of the structure of the Plan Sponsors' investments.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position that would have actually been reported had the transactions reflected in the pro forma adjustments occurred on January 1, 2009 or as of March 31, 2010, respectively, nor is it indicative of our future results of operations or financial position. In addition, Existing GGP's historical financial statements will not be comparable to New GGP's financial statements following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for the effects of the application of the acquisition method of accounting.

        The structure of the Plan Sponsors' investments will trigger the application of the acquisition method of accounting. The pro forma condensed consolidated financial information presented, including allocations of the purchase price, is based on available information and assumptions that are factually supportable and that we believe are reasonable under the circumstances, including the estimated timing of the consummation of the Plan, and preliminary estimates of the fair values of assets acquired and liabilities disposed of, settled or assumed. These estimates and assumptions will be revised as additional information becomes available. Once the Plan is consummated, we will be able to determine the final purchase price inherent in the investments made by the Plan Sponsors and we will finalize the accounting for these transactions. The final application of the acquisition method of accounting could differ from the amounts reflected in the unaudited pro forma condensed consolidated financial information and could result in goodwill or gain being reflected in our balance sheet on the Effective Date. In addition, such differences will likely result in operating results and financial condition different than that reflected in the unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma statements of operations also assume that New GGP will qualify and elect to be taxed as a REIT for U.S. federal income tax purposes and assume that it distributes all of its taxable income as provided by the Code; and therefore, no New GGP income taxes have been provided for the periods presented. In addition, the pro forma condensed consolidated financial information presented is based on estimates and assumptions of claims that will be satisfied pursuant to the Plan; however, the amount of such claims and their treatment may change significantly from the amounts assumed below. See "Risk Factors—The treatment of certain claims under the Plan is uncertain, and Existing GGP may make significant changes to the Plan following this offering." The actual adjustments to Existing GGP's consolidated financial statements upon the consummation of the Plan will depend on a number of factors, including additional information available and the actual balance of Existing GGP's net assets on the date of the consummation of the Plan and the actual amount of claims reflected in the Plan on the Effective Date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Plan of Reorganization," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

Existing GGP

Unaudited Pro Forma Condensed Consolidated Balance Sheet

as of March 31, 2010

	Historical	Less Distribution of Spinco	Offering	Plan	Acquisition Accounting	Total
	(In thousands)
Assets:
Investment in real estate:
Land	$3,330,049	$194,688	$—	$—	$1,545,569	$4,680,930
Buildings and equipment	22,816,895	416,790	—	—	(3,716,175)	18,683,930
Less accumulated depreciation	(4,617,965)	(79,055)	—	—	4,538,910	—
Developments in progress	434,449	327,071	—	—		107,378

Net property and equipment	21,963,428	859,494	—	—	2,368,304	23,472,238
Investment in and loans to/from Unconsolidated Real Estate Affiliates	1,990,367	142,057	—	—	660,754	2,509,064
Investment property and property held for development and sale	1,768,098	1,680,756	—	—	(87,342)	—

Net investment in real estate	25,721,893	2,682,307	—	—	2,941,716	25,981,302
Cash and cash equivalents	573,120	2,750	2,150,000	(1,981,905)	—	738,465
Accounts and notes receivable, net	393,405	17,316	—	—	(257,959)	118,130
Goodwill	199,664	—	—	—	(199,664)	—
Deferred expenses, net	286,394	7,161	—	—	(279,233)	—
Prepaid expenses and other assets	716,158	172,942	—	64,508	1,555,137	2,162,861

Total assets	$27,890,634	$2,882,476	$2,150,000	$(1,917,397)	$3,759,997	$29,000,758

Liabilities and Equity:
Liabilities not subject to compromise:
Mortgages, notes and loans payable	$13,789,048	$163,739	—	$4,704,648	$(199,839)	$18,130,118
Investment in and loans to/from Unconsolidated Real Estate Affiliates	39,329	—	—	—	(39,329)	—
Deferred tax liabilities	859,144	816,091	—	(2,204)	(1,457)	39,392
Accounts payable and accrued expenses	1,190,597	99,951	—	(28,794)	1,544,510	2,606,362

Liabilities not subject to compromise	15,878,118	1,079,781	—	4,673,650	1,303,885	20,775,872
Liabilities subject to compromise:
Mortgages, notes and loans payable	10,269,017	133,631	—	(10,135,386)	—	—
Accounts payable and accrued expenses	583,333	136,619	—	(446,714)	—	—

Liabilities subject to compromise	10,852,350	270,250	—	(10,582,100)	—	—

Total liabilities	26,730,468	1,350,031	—	5,908,450	1,303,885	20,775,872

Redeemable noncontrolling interests:
Preferred	120,756	—	—	—	—	120,756
Common	116,890	—	—	—	—	116,890

Total redeemable noncontrolling interests	237,646	—	—	—	—	237,646

Commitments and Contingencies	—	—	—	—	—	—
Equity:
Preferred stockholders equity	—	—	—	10,000	—	10,000
Common stockholders equity	898,700	1,531,538	2,150,000	3,981,053	2,456,112	7,954,327

Total stockholders' equity	898,700	1,531,538	2,150,000	3,991,053	2,456,112	7,964,327
Noncontrolling interests in consolidated real estate affiliates	23,820	907	—	—	—	22,913

Total equity	922,520	1,532,445	2,150,000	3,991,053	2,456,112	7,987,240

Total liabilities and equity	$27,890,634	$2,882,476	$2,150,000	$(1,917,397)	$3,759,997	$29,000,758

Existing GGP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended December 31, 2009

	Historical	Less Distribution of Spinco	Offering	Plan	Acquisition Accounting	Total
	(In thousands)
Operating Data:
Revenues:
Minimum rents	$1,992,046	$60,665	$—	$—	$(59,332)	$1,872,049
Tenant recoveries	883,595	19,642	—	—	—	863,953
Overage rents	52,306	2,701	—	—	—	49,605
Land sales	45,997	45,997	—	—	—	—
Management fees and other corporate revenues	75,851	23	—	—	—	75,828
Other	86,019	2,333	—	—	—	83,686

Total revenues	3,135,814	131,361	—	—	(59,332)	2,945,121

Expenses:
Real estate taxes	280,895	13,813	—	—	907	267,989
Property maintenance costs	119,270	5,586	—	—	—	113,684
Marketing	34,363	1,071	—	—	—	33,292
Other property operating costs	529,686	31,994	—	—	(1,416)	496,276
Land sales operations	50,807	50,807	—	—	—	—
Provision for doubtful accounts	30,331	2,539	—	—	—	27,792
Property management and other costs	176,876	17,597	—	—	—	159,279
General and administrative	28,608	—	—	—	—	28,608
Strategic initiatives	67,341	5,380	—	(61,961)	—	—
Provisions for impairment	1,223,810	680,684	—	—	(543,126)	—
Depreciation and amortization	755,161	18,991	—	—	295,704	1,031,874

Total expenses	3,297,148	828,462	—	(61,961)	(247,931)	2,158,794

Operating income (loss)	(161,334)	(697,101)	—	61,961	188,599	786,327
Interest income	3,321	1,689	—	—	—	1,632
Interest expense	(1,311,283)	999	—	163,395	(72,842)	(1,221,729)

Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(1,469,296)	(694,413)	—	225,356	115,757	(433,770)
(Provision for) benefit from income taxes	14,610	28,497	—	7,985	—	(5,902)
Equity in income of Unconsolidated Real Estate Affiliates	4,635	(28,209)	—	—	20,089	52,933
Reorganization items	146,190	(7,046)	—	(153,236)	—	—

Income (loss) from continuing operations	$(1,303,861)	$(701,171)	$—	$80,105	$135,846	$(386,739)

Existing GGP

Unaudited Pro Forma Condensed Consolidated Statement of Operations

for the Three Months Ended March 31, 2010

	Historical	Less Distribution of Spinco	Offering	Plan	Acquisition Accounting	Total
	(In thousands)
Operating Data:
Revenues:
Minimum rents	$492,758	$15,512	$—	$—	$(17,442)	$459,804
Tenant recoveries	214,251	4,819	—	—	—	209,432
Overage rents	10,346	460	—	—	—	9,886
Land sales	5,070	5,070	—	—	—	—
Management fees and other corporate revenues	18,086	—	—	—	—	18,086
Other	20,726	1,398	—	—	—	19,328

Total revenues	761,237	27,259	—	—	(17,442)	716,536

Expenses:
Real estate taxes	72,095	2,999	—	—	227	69,323
Property maintenance costs	35,844	1,896	—	—	—	33,948
Marketing	7,081	257	—	—	—	6,824
Other property operating costs	127,071	7,477	—	—	(339)	119,255
Land sales operations	10,167	10,167	—	—	—	—
Provision for doubtful accounts	6,327	101	—	—	—	6,226
Property management and other costs	35,432	4,437	—	—	—	30,995
General and administrative	7,638	—	—	—	—	7,638
Strategic initiatives	—	—	—	—	—	—
Provisions for impairment	11,350	279	—	—	(11,071)	—
Depreciation and amortization	177,302	4,238	—	—	84,905	257,969

Total expenses	490,307	31,851	—	—	73,722	532,178

Operating income (loss)	270,930	(4,592)	—	—	(91,164)	184,358
Interest income	676	106	—	—	—	570
Interest expense	(335,278)	(1,577)	—	53,052	(4,221)	(284,870)

Loss before income taxes, noncontrolling interests, equity in income of Unconsolidated Real Estate Affiliates and reorganization items	(63,672)	(6,063)	—	53,052	(95,385)	(99,942)
(Provision for) benefit from income taxes	(3,650)	(1,127)	—	—	—	(2,523)
Equity in income of Unconsolidated Real Estate Affiliates	33,751	1,492	—	—	6,265	38,524
Reorganization items	89,412	(16,595)	—	(106,007)	—	—

Income (loss) from continuing operations	$55,841	$(22,293)	$—	$(52,955)	$(89,120)	$(63,941)

 Existing GGP

Notes to Pro Forma Condensed Consolidated Balance Sheet

Distribution of Spinco:

        Reflects the assets and liabilities to be transferred to Spinco pursuant to the Plan. In particular, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Distribution of Spinco," the assets and liabilities to be transferred to Spinco, are expected to consist of all of Existing GGP's master-planned communities, nine mixed-use development opportunities, four potential mall development projects, seven redevelopment properties and other miscellaneous real estate interests. Spinco will be capitalized with $250 million of initial equity from either the Plan Sponsors pursuant to the Plan or other equity sources and Existing GGP equity owners are expected to own a majority equity interest in Spinco as of the Effective Date. Intercompany balances and transactions between entities to be owned by New GGP and Spinco after the Effective Date that were previously eliminated within the historical financial statements of Existing GGP, to the extent not specifically addressed by the provisions of the Plan, have been restored. The pro forma adjustments do not reflect the incremental costs that Spinco will incur as a stand-alone public company or the costs associated with the transition services agreement that Existing GGP expects to enter into with Spinco on our behalf on or prior to the Effective Date.

Offering Adjustments:

        Reflects an increase in cash and cash equivalents and common stockholder's equity as a result of the issuance of $2.15 billion of notes offered by this prospectus. For purposes of our pro forma presentation, we have assumed that the notes have been exchanged into our common stock as of March 31, 2010 at a rate of             per New GGP common share and that no allocation of funds has been made to Spinco as discussed in "Plan of Reorganization—Spinco Note and Indemnity". In addition, as an underwriting agreement and other specifics of the offering are yet to be agreed upon, an estimate of the offering costs that will reduce the net proceeds of the offering will be included in a subsequent amendment to this prospectus.

Plan Adjustments:

        (1) Reflects a decrease in cash and cash equivalents and liabilities subject to compromise to give effect to the transactions contemplated by the Plan, including (a) the investments by Brookfield, Fairholme, Pershing and Texas Teachers and (b) the new $1.5 billion secured term loan. Pursuant to the Plan, the balances of mortgages, notes and loans payable and accounts payable and accrued expenses, all not subject to compromise, increase as the similar categories of liabilities subject to compromise are deemed to be satisfied, paid, or reinstated.

(dollars in thousands)
Sources of Funds:
Brookfield Equity Investment	$2,500,000
Fairholme Equity Investment	1,356,500	(a)
Pershing Equity Investment	543,500	(a)
Texas Teachers Equity Investment	250,000	(a)
New Secured Term Loan	1,500,000
Mandatorily Exchangeable Notes offered by this prospectus	2,150,000
Preferred equity	10,000
Cash on hand	573,000	(b)

Total sources of funds	$8,883,000

(dollars in thousands)
Uses of Funds:
Payments related to creditor and loan restructuring
2006 credit facility claims	$2,624,000
Rouse noteholder claims	2,443,000	(c)
GGPLP Exchangeable note claims	1,640,000	(c)
DIP loan claims	420,000
Other secured and unsecured claims	253,000
Loan payments and other escrows related to restructuring	293,000
Spinco set up costs	83,000
Transaction fees and expenses	387,000

Total uses of funds	8,143,000

Net funds available as a result of the Plan	$740,000

(a)
The investment agreements with Fairholme, Pershing and Texas Teachers permit Existing GGP to use the proceeds of a sale of, or binding commitments to sell, common stock of New GGP, including the common stock underlying the notes offered by this prospectus, for not less than $10.50 per share (net of all underwriting and other discounts, fees and related consideration) to reduce the amount of New GGP common stock to be sold to Fairholme, Pershing and Texas Teachers by up to 50% prior to the effective date of the Plan. The table above assumes the reduction of the commitments of each of Fairholme, Pershing and Texas Teachers under their respective investment agreements by 50% of their committed amounts, all of which is included in the adjustment to stockholders' equity.

(b)
Reflects consolidated cash and cash equivalents at March 31, 2010 (rounded) for Existing GGP as reported in the historical consolidated financial statements included elsewhere in this prospectus. We believe that we will have approximately $   million of additional cash on hand available for Plan uses as of the Effective Date. Any increase in the amount of cash and cash equivalent as of the Effective Date from the amount of March 31, 2010 would result in a corresponding increase in Net change in Funds.

(c)
Pursuant to the Plan, holders of the GGPLP exchangeable notes and certain series of the Rouse notes will have the option to either elect to receive the payment of par plus accrued and unpaid interest in cash in satisfaction of such GGPLP exchangeable notes and Rouse notes or to have such GGPLP exchangeable notes and Rouse notes reinstated. The table above assumes that all of the GGPLP exchangeable notes and Rouse notes will be paid in cash other than those held by the Plan Sponsors, which will be converted into New GGP common stock in accordance with the Investment Agreements. In the event that holders of the GGPLP exchangeable notes and Rouse notes elect reinstatement rather than cash payment, up to $526.0 million of GGPLP exchangeable notes and up to $1.345 billion of the Rouse notes may remain outstanding, which reflects the amount of GGPLP exchangeable notes and Rouse notes, respectively, not held by the Plan Sponsors. We currently expect to reduce the amount of the new $1.5 billion secured term loan by the amount of such reinstated indebtedness. To the extent that the amount of reinstated debt exceeds $1.5 billion, our pro forma total debt and pro forma cash and cash equivalents would increase to the extent of any such excess.

        (2)   Pursuant to the Plan, the balances of mortgages, notes and loans payable and accounts payable and accrued expenses, all not subject to compromise, increase as the similar categories of liabilities subject to compromise are deemed satisfied, paid or reinstated.

Acquisition Method of Accounting Adjustments:

        (1)   Reflects an acquisition method of accounting adjustment of the respective asset or liability to fair value. Land has an indefinite useful life and is not depreciated. Buildings and equipment generally have a useful life of 15 to 45 years.

        (2)   Buildings and equipment includes the in-place value of tenant leases. In-place tenant leases are amortized over periods that approximate the related lease terms.

        (3)   Depreciable assets were marked to fair value. These fair values reflect that Existing GGP's previously existing accumulated depreciation balance is marked to $0. The remaining developments in progress at Existing GGP properties that are not distributed to Spinco have been reflected at historical cost as the increase in property value inherent in such projects, reflecting estimated costs to complete and estimated incremental cash flow from such projects, has been combined with the fair value of the underlying property.

        (4)   Reflects acquisition method of accounting adjustments that reflect tangible and identified intangible assets and liabilities at fair value. The intangible assets we have recognized pursuant to the acquisition method of accounting consist of above and below market leases where we are either the lessor (generally, leases to our retail and other tenants) or lessee (generally, where we own real estate subject to a ground lease), a real estate tax stabilization agreement (an agreement with a local municipality with respect to future real estate tax obligations) and certain other contractual arrangements. The adjustments are depreciated or amortized over the estimated useful life or contractual term of the underlying asset or liability (generally ranging from 3 to 11 years for tenant leases and up to 85 years for ground leases). Intangible assets recorded as a result of the acquisition method of accounting have been reflected as a component of prepaid and other assets while intangible liabilities are reported within accounts payable and accrued expenses. The value of tenant relationships has been considered in the re-leasing assumptions made in reflecting the value of in-place leases.

        (5)   Existing GGP accounts for its Unconsolidated Real Estate Affiliates under the equity method. Equity method investments in the joint ventures underlying the Investment in and loans to/from Unconsolidated Real Estate Affiliates are also subject to acquisition method of accounting adjustments whereby the accounting basis in the assets and liabilities of the unconsolidated joint ventures are recorded at fair value, and accumulated depreciation of such assets are recorded at $0. Adjustments to Investment in and loans to/from Unconsolidated Real Estate Affiliates were also made to reflect the specific asset disposition and venture liquidation provisions of the joint venture agreements if our ultimate liquidation proceeds pursuant to the joint venture agreements would not be equal to our ratable share of a deemed liquidation of the joint venture at fair value. Investments in Unconsolidated Real Estate Affiliates reflected as a liability have been set to fair value, in all cases an asset amount as such liabilities were previously a function of the equity method of accounting where distributions have exceeded our capital investments, adjusted by our share of earnings, from such joint ventures.

        (6)   Goodwill is reflected at $0 due to the fact that the Existing GGP's fair value has been allocated to all of its tangible and identifiable intangible assets and liabilities.

        (7)   Existing GGP's deferred expenses consisted principally of financing fees and leasing costs and commissions. These deferred expenses were fair valued at $0 because Existing GGP reflects the future benefit of these finance fees and leasing costs in the estimated fair values of Mortgage, notes and loans payable and Investments in real estate, respectively.

        (8)   Elements of Existing GGP's working capital have been reflected at current carrying amounts as such short-term items are assumed to be settled in cash within 12 months at such values.

        (9)   Existing GGP's deferred tax assets (reflected in prepaid and other assets) and liabilities have been re-measured utilizing the adjusted pro forma carrying amounts of New GGP's assets and liabilities and the current taxable and non-taxable entities to be held by New GGP after the distribution of the Spinco assets and liabilities.

        (10) The acquisition method of accounting provides that Existing GGP's debt be fair valued using contractual cash flows and current estimated market interest rates, including the rates for the mortgages, notes and loans payable as modified, extended and approved by the previously confirmed plans of reorganization of Existing GGP's subsidiaries or as specified in the Plan. The resulting discount or premium is a non-cash item which will be amortized or accreted over the remaining loan term on the effective yield method and reflected as a component of pro forma interest expense as described below.

        (11) Redeemable noncontrolling interests are carried at fair value as of March 31, 2010 in the historical consolidated financial statements as provided by GAAP. As such interests are reinstated by the Plan, no adjustment for the acquisition method of accounting is required for these noncontrolling interests. Treasury stock has been reduced to $0 as Existing GGP stock is cancelled per the Plan and only current stockholders of Existing GGP are issued New GGP stock. Noncontrolling interests in our consolidated real estate affiliates reflect the increase in the value of the consolidated venture's net assets attributable to such noncontrolling joint venture partners.

        (12) The acquisition method of accounting yields numerous adjustments to assets and liabilities as described above. The net effect of such adjustments is presented as an increase in common stockholders' equity, including the reflection of the acquisition of Existing GGP stockholder common stock with New GGP, Inc. common stock valued at $          per share.

 Existing GGP

Notes to Pro Forma Condensed Consolidated Statements of Operations

Distribution of Spinco:

        Reflects the revenues and expenses transferred to Spinco pursuant to the Plan. In particular, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Distribution of Spinco," the assets and liabilities to be transferred to Spinco pursuant to a tax-free exchange, are expected to consist of all of Existing GGP's master-planned communities, nine mixed-use development opportunities, four potential mall development projects, seven redevelopment properties and other miscellaneous real estate interests. Spinco will be capitalized with $250 million of initial equity from either the Plan Sponsors pursuant to their investment agreements or other equity sources and Existing GGP equity owners are expected to own a majority equity interest in Spinco as of the Effective Date. Intercompany balances and transactions between entities to be owned by New GGP and Spinco after the Effective Date that were previously eliminated within the historical financial statements of Existing GGP, to the extent not specifically addressed by the provisions of the Plan, have been restored. The pro forma adjustments do not reflect the incremental costs that Spinco will incur as a stand-alone public company or the costs associated with the transition services agreement that Existing GGP expects to enter into with Spinco on behalf of New GGP on or prior to the Effective Date.

Offering Adjustments:

        Reflects the earnings per share effect of approximately             shares of common stock issued upon exchange of the notes offered by this prospectus, which assumes an exchange rate of $    per share.

Plan Adjustments:

        (1)   Expenses for strategic initiatives and all reorganization items have been reversed as the Plan is assumed to be effective and all Existing GGP Debtors are deemed to have emerged from bankruptcy as of the first day of the periods presented and, accordingly, such expenses or items would not be incurred.

        (2)   Reflects the reduction in interest expense due to the repayment or replacement of certain of Existing GGP's debt as provided by the Plan. Pursuant to the Plan, holders of the GGPLP exchangeable notes and certain series of the Rouse notes will have the option to either elect to receive the payment of par plus accrued and unpaid interest in cash in satisfaction of such GGPLP exchangeable notes and Rouse notes or to have such GGPLP exchangeable notes reinstated. For purposes of our pro forma financial information, we have assumed that all of the GGPLP exchangeable notes and such series of Rouse notes will be paid in cash. In the event that holders of the GGPLP exchangeable notes elect reinstatement rather than cash payment, up to $526.0 million of GGPLP exchangeable notes may remain outstanding, which reflects the amount of GGPLP exchangeable notes not held by the Plan Sponsors. In the event that holders of such series of Rouse notes elect reinstatement rather than cash payment, up to $1.345 billion of Rouse notes may remain outstanding, which reflects the amount of Rouse notes not held by the Plan Sponsors. For every $1.0 million of GGPLP exchangeable notes that are reinstated, our pro forma interest expense would increase by $                        and $                        for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. For every $1.0 million of Rouse notes that are reinstated, our pro forma interest expense would increase by $            and $            for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively.

        (3)   Reflects the earnings per share effect of approximately             shares of common stock issued to the Plan Sponsors pursuant to the Plan.

Acquisition Method of Accounting Adjustments:

        (1)   Minimum rent receipts are recognized on a straight-line basis over periods that reflect the related lease terms. Minimum rent revenues also include accretion and amortization related to above and below-market portions of tenant leases. Real estate taxes and other property operating costs have been adjusted to reflect acquisition method of accounting intangible assets and liabilities for ground leases where Existing GGP is the lessee and for certain other contractual arrangements. Acquisition accounting adjustments made to these elements of revenue and expense reflect adjusted amortization due to the revaluation of the above described intangibles and, as compared to Existing GGP, the shortened periods over which such items are recognized.

        (2)   Adjusts depreciation and amortization expense related to the adjustments of estimated useful lives and contractual terms as well as the fair valuation of the underlying assets and liabilities, resulting in changes to the rate and amount of depreciation and amortization.

        (3)   Reflects a non-cash adjustment to interest expense due to the fair valuing of debt and deferred expenses and other amounts in historical interest expense as a result of the acquisition method of accounting. Mortgages, notes and loans payable have been fair valued using contractual cash flows as current estimate interest rates, including such debt as modified, extended and approved by the respective plans of reorganization of Existing GGP's subsidiaries or as specified in the Plan. The resulting discounts or premiums (which are non-cash items) have been amortized or accreted over the remaining loan term on the effective yield method and reported as a component of interest expense. A 0.25% increase or decrease in the effective interest rate used above would increase or decrease the pro forma interest expense by $            for the year ended December 31, 2009 and $            for the three months ended March 31, 2010.

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  Exhibit 99.1
Summary Historical and Pro Forma Consolidated Financial Information
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Existing GGP Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2010
Existing GGP Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2009
Existing GGP Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2010
Existing GGP Notes to Pro Forma Condensed Consolidated Balance Sheet
Existing GGP Notes to Pro Forma Condensed Consolidated Statements of Operations